Exhibit 6.6

AMENDMENT TO

LICENSE AGREEMENT

This Amendment to License Agreement (this “Amendment”) is entered into as of June 26, 2023, by and between NileBuilt Corp., a Wyoming corporation (“Licensee”), and KLRH, LLC, a Texas limited liability company (“Licensor”).

R E C I T A L S

WHEREAS, on or around June 12, 2023, the parties entered into that certain License Agreement (“License Agreement”) whereby Licensee licensed certain intellectual property from Licensor.

WHEREAS, pursuant to the License Agreement, the Licensee will owe Licensor a $15,000,000 Annual License Fee within thirty (30) days from the date of the License Agreement.

WHEREAS, the parties wish to defer payment of the first Annual License Fee.

WHEREAS, the parties wish to exclude from the exclusive license granted in the License Agreement Licensor’s previous license of the Intellectual Property Rights to NBDH 1, LLC.

WHEREAS, the parties wish to amend the License Agreement in accordance with the foregoing, pursuant to the terms and conditions of this Amendment.

The Purchase Agreement is hereby amended as follows:

1. Deferred Payment. Payment of the initial Annual License Fee will be deferred as follows: Licensee will pay 26.67% of the amount raised in its securities offering under Regulation A until the Annual License Fee is paid in full. Notwithstanding the foregoing, the entire Annual License Fee will be due no later than three (3) years from the date hereof, no matter the amount raised in Licensee’s Regulation A offering.

2. Exclusivity Carve Out. The license from Licensor to NBDH1 LLC relating to the use by NBDH1 LLC of the Intellectual Property Rights shall be carved out from the exclusivity provisions of the License Agreement.

3. Amendment; Incorporation. Except as provided in this Amendment, all terms and conditions of the License Agreement remain unchanged. No party waives any rights described in the License Agreement by its execution hereunder, unless specified herein. All other terms and conditions of the License Agreement apply except as specifically amended herein. In the event of conflict between this Amendment and the License Agreement, the terms of this Amendment shall control. Terms used herein but not defined shall have the meaning ascribed to them in the License Agreement. This Amendment is specifically incorporated into the License Agreement.

4. Execution. This Amendment may be executed in counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument. The parties may execute this Amendment by delivery of signature by facsimile or electronic transmittal, which shall be deemed binding on the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 26th day of June, 2023.

LICENSEE

NileBuilt Corp.

By:
Scott Long, CEO

LICENSOR

KLRH, LLC
By:
Manoj Krishan, authorized representative

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